Registration No.33-38925
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                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                      ----------------------
                  POST-EFFECTIVE AMENDMENT NO. 2
                               TO
                             FORM S-8

                    REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933
                     -----------------------


               New England Business Service, Inc.
    -----------------------------------------------------
     (Exact name of registrant as specified in its charter)

              Delaware                             04-2942374
   -------------------------------            --------------------
   (State or other jurisdiction of            (I.R.S. Employer
   organization or incorporation               Identification No.)

                         500 Main Street
                    Groton, Massachusetts 01471
   ------------------------------------------------------------
    (Address of principal executive offices, including zip code)


             NEBS 1990 Key Employee and Eligible Director
            Stock Option and Stock Appreciation Rights Plan

             NEBS 1997 Key Employee and Eligible Director
            Stock Option and Stock Appreciation Rights Plan

             NEBS 2002 Equity Incentive Plan
          -----------------------------------------------
                    (Full title of the plan)


                         Craig Barrows
           Vice President, General Counsel and Secretary
                New England Business Service, Inc.
                        500 Main Street
                  Groton, Massachusetts 01471
                        (978) 448-6111
        ---------------------------------------------------------
        (Name, address and telephone number, including area code,
                       of agent for service)

     This Registration Statement, initially filed with the Securities and Exchange Commission on February 11, 1991, covered 1,000,000 shares of Common Stock authorized for issuance under the NEBS 1990 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plan (the "1990 plan"). The 1990 plan was amended and restated as part of the NEBS 1997 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plan (the "1997 plan"), which in turn was amended and restated as part of the NEBS 2002 Equity Incentive Plan (the "2002 plan").

     Pursuant to the terms of the 1997 plan, shares remaining available for awards under the 1990 plan on the effective date of the 1997 plan, as well as shares subject to then outstanding option awards originally granted under the 1990 plan that thereafter expired without having been exercised became available for awards under the 1997 plan, and in connection therewith, a post-effective amendment no. 1 to this Registration Statement was filed with the Securities and Exchange Commission on January 23, 1998.

     Pursuant to the terms of the 2002 plan, shares remaining available for awards under the 1997 plan on the effective date of the 2002 plan, as well as shares subject to then outstanding option awards originally granted under the 1990 or 1997 plans that expire without having been exercised will be available for awards under the 2002 plan. This post-effective amendment no. 2 is being filed to reflect that shares of Common Stock registered under this Registration Statement and not issued prior to the date hereof may be issued pursuant to awards under the 2002 Plan.

     This post-effective amendment no. 2 further amends Part II Items 3 and 6, which are restated in their entirety to read as follows:

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3. Incorporation of Documents by Reference.

     We hereby incorporate by reference the following documents that we filed with the Securities and Exchange Commission:

(1) Our Annual Report on Form 10-K for the fiscal year ended June 29, 2002.

(2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002.

(3) Our Current Reports on Form 8-K filed on July 16, September 19 and September 24, 2002.

(4) The description of our common stock contained in Amendment No. 1 to Registration Statement on Form 8-A, filed on November 20, 2002, including any amendment or report filed for the purpose of updating such description.

(5) The description of our preferred stock purchase rights attached to the common stock contained in Amendment No. 2 to Registration Statement on Form 8-A, filed on November 19, 2002, including any amendment or report filed for the purpose of updating such description.

     All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statements contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

     We are a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware provides that we may indemnify our directors, officers, employees or agents, and certain other persons serving at our request in related capacities, against amounts paid and expenses incurred in connection with an action or proceeding to which such person was, is or is threatened to be made, a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the company's best interests, and, in any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was illegal; except that in the case of actions brought by or in the right of the company, no indemnification is permitted without judicial approval if such person is adjudged to be liable to the company. Where one or more of our directors or officers is successful on the merits or otherwise in the defense of any action referred to above, we are required by Delaware law to indemnify such person against his or her actual and reasonable expenses.

     Section 145 permits us to carry insurance on behalf of any person acting in any of the capacities described above against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not we would have the power to indemnify him or her against such liabilities under Section 145.

     Our by-laws require us, to the full extent permitted by Delaware law, to indemnify our directors and officers against amounts paid and expenses incurred in connection with an action or proceeding to which such persons were, are or are threatened to be made, a party by reason of such position, or by reason of such person's having served at our request in certain related capacities. This indemnity includes, upon such person's request, the advancement of expenses. This indemnity does not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person, except with respect to proceedings to enforce the foregoing rights to indemnification. Any person seeking indemnification under this provision is deemed to have met the standard of conduct required for such indemnification unless the contrary has been established.

     Section 12 of the our certificate of incorporation provides that, to the fullest extent permissible under Delaware law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director.

     We have obtained a directors' and officers' liability insurance policy to provide coverage for our officers and directors.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Groton, Massachusetts, this 5th day of December, 2002.

                                      New England Business Service, Inc.


                                      By: DANIEL M. JUNIUS
                                         -------------------------------
                                         Daniel M. Junius
                                         Executive Vice President and
                                         Chief Financial Officer

POWER OF ATTORNEY

	Each person whose signature appears below hereby authorizes and constitutes Robert J. Murray, Richard T. Riley and Daniel M. Junius, and each of them singly, such person's true and lawful attorneys with full power to them, and each of them singly, to sign for such person in such person's name in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, and such person hereby ratifies and confirms such person's signature as it may be signed by said attorneys, or any of them, to any and all such amendments.

	Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                      Date
---------                  -----                      ----

ROBERT J. MURRAY
---------------------      Chairman and Chief         December 5, 2002
Robert J. Murray           Executive Officer
                           (principal executive
                           officer), Director

DANIEL M. JUNIUS
---------------------      Executive Vice President   December 5, 2002
Daniel M. Junius           and Chief Financial Officer
                           (principal financial
                           officer)

DAVID G. FOSTER
---------------------      Vice President,            December 5, 2002
David G. Foster            Corporate Controller
                           (principal accounting
                           officer)

WILLIAM T. END
---------------------      Director                   December 5, 2002
William T. End

NEIL S. FOX
---------------------      Director                   December 5, 2002
Neil S. Fox

ROBERT L. GABLE
---------------------      Director                   December 5, 2002
Robert L. Gable

THOMAS J. MAY
---------------------      Director                   December 5, 2002
Thomas J. May

HERBERT W. MOLLER
---------------------      Director                   December 5, 2002
Herbert W. Moller

JOSEPH R. RAMRATH
---------------------      Director                   December 5, 2002
Joseph R. Ramrath

RICHARD T. RILEY
---------------------      President and Chief        December 5, 2002
Richard T. Riley           Operating Officer,
                           Director

BRIAN E. STERN
---------------------      Director                   December 5, 2002
Brian E. Stern

M. ANNE SZOSTAK
---------------------      Director                   December 5, 2002
M. Anne Szostak

EXHIBIT INDEX

Exhibit Number                   Description
--------------                   -----------

    15            Awareness Letter of Independent Accountants.

    23            Consent of Deloitte & Touche LLP.

    24 Power of Attorney (included in the signature page to this post-effective amendment no. 2 to registration statement).